Exhibit 5.B

NAMES AND ADDRESSES OF

THE UNDERWRITERS OF THE BONDS

Nomura International plc

Nomura House

1 St Martins-le-Grand

London EC1A 4NP

Attn: Sophia Rozza

Deutsche Bank Securities Inc

60 Wall Street, 3rd Floor

New York, NY 10005-2858

Attn: Isidoro Mazzara

Merrill Lynch International

Merrill Lynch Financial Centre

2 King Edward Street

London EC1A 1HQ

Attn: Alison Bennett

Daiwa Securities SMBC Europe Limited

5 King William Street

London EC4N 7AX

Attn: Stella English

Mitsubishi Securities International

6 Broadgate

London EC2M 2AA

Attn: Robert Moynihan

Mizuho International plc

Bracken House

One Friday Street

London EC4M 9JA

Attn: Julian Kerslake

Citigroup Global Markets Limited

Citigroup Centre

33 Canada Square

Canary Wharf

London E14 5LB

Attn: Fahim Chaudhry

UBS Limited

100 Liverpool Street

London EC2M 2RH

Attn: Lisa Scholefield